Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the River Forest Bancorp, Inc. (now known as Corus Bankshares, Inc.) 1990 Stock Option Plan of our reports dated February 24, 2006, with respect to the consolidated financial statements of Corus Bankshares, Inc., Corus Bankshares, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Corus Bankshares, Inc., incorporated by reference in the Form 10-K for the year ended December 31, 2005.

Chicago, Illinois March 28, 2006	/s/ ERNST & YOUNG LLP